Exhibit (a)(1)(D)

Offer to Purchase

All Issued and Outstanding Common Shares

of

Merus N.V.

at

$97.00 per Common Share, in cash

Pursuant to the Offer to Purchase, dated October 21, 2025, by

Genmab Holding II B.V.

a wholly owned subsidiary of

Genmab A/S

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON DECEMBER 11, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 21, 2025

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated as of October 21, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, the “Offer”), relating to the offer by Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of The Netherlands (“Purchaser”) and a wholly owned subsidiary of Genmab A/S, a public limited liability company (Aktieselskab) organized under the laws of Denmark (“Genmab”), to purchase all of the issued and outstanding common shares, nominal value €0.09 per share (each, a “Common Share,” and collectively, the “Common Shares”), in the capital of Merus N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands (“Merus”), in exchange for an amount in cash equal to $97.00 per Common Share (such amount, the “Offer Consideration”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Also enclosed is Merus’ Solicitation/Recommendation Statement on Schedule 14D-9.

THE MERUS BOARD RECOMMENDS THAT MERUS SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF COMMON SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH COMMON SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER COMMON SHARES FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Common Shares held by us for your account according to the terms and conditions set forth in the enclosed Offer.

Your attention is directed to the following:

(1)	The Offer Consideration for the Offer is $97.00 per Common Share, in cash, less any applicable withholding taxes and without interest.

(2)	The Offer is being made for all issued and outstanding Common Shares.

(3)

The Offer is being made pursuant to the transaction agreement, dated as of September 29, 2025, by and among Genmab, Purchaser and Merus (as it may be amended from time to time, the “Transaction Agreement,” and the transactions contemplated thereby, the “Transactions”). Unless the Offer is earlier terminated, the Offer will expire at 5:00 p.m., New York City time, on December 11, 2025 or, if the Offer is extended pursuant to and in accordance with the terms of the Transaction Agreement, the date and time to which the Offer has been so extended (the “Initial Expiration Time”, or such later expiration date and time to which the Offer has been so extended, the “Expiration Time”). In no event shall the Expiration Time occur prior to the date of the extraordinary general meeting of Merus’ shareholders (each, a “Merus Shareholder,” and collectively, the “Merus Shareholders”) to be held in connection with the Transactions (the “EGM”), and in the event that Merus does not deliver its Form 10-Q for the third fiscal quarter of 2025 (the “Merus Q3 Form 10-Q”) to Genmab in draft form on or before October 27, 2025 or does not file the Merus Q3 Form 10-Q with the U.S. Securities and Exchange Commission (the “SEC”) on or before October 31, 2025, then the Expiration Time shall occur no earlier than 5:00 p.m., New York City time, on January 23, 2026, unless Genmab’s committed debt financing in connection with the Transactions is consummated in full prior to such date. If the conditions to the consummation of the Offer are satisfied, Purchaser will commence a subsequent offering period (the “Subsequent Offering Period”) on the first business day after the date at which the Offer expires. During the Subsequent Offering Period, Purchaser will offer to purchase additional Common Shares at the Offer Consideration, less any applicable withholding taxes and without interest, for a period of not less than ten business days.

The Transaction Agreement provides, among other things, that beginning on the final date on which Common Shares tendered during the Subsequent Offering Period are accepted for payment and paid for (the “Subsequent Closing Date”), subject to the satisfaction or waiver of certain conditions, Genmab and Purchaser shall be required to effect, or cause to be effected, and Merus and its subsidiaries shall effect, if permissible under applicable law, the following transactions (collectively referred to as the “Back-End Transactions”):

•

If, on or prior to the Subsequent Closing Date, Merus has received from the Dutch Tax Authority (the “DTA”) a ruling in respect of the application of Article 14b(3) and (7) of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) to the Back-End Merger (as defined below) (the “Article 14b Tax Ruling”):

•

prior to the execution of the notarial deed effecting the Back-End Merger, Merus shall (i) in its capacity as sole shareholder of a subsidiary of Merus newly incorporated under the laws of The Netherlands (“New TopCo”), and subject to Purchaser having granted the Back-End Loan (as defined below), resolve to effect, following the effective time of the Back-End Merger, the cancellation of all outstanding class A shares of New TopCo (“New TopCo Shares A”) to be issued to non-tendering holders of Common Shares (each, a “Minority Shareholder,” and collectively, the “Minority Shareholders”) in the Back-End Merger in exchange for the Back-End Cancellation Consideration, less applicable withholding taxes and without interest (the “Back-End Cancellation”) and (ii) direct the management board of New TopCo to approve the Back-End Cancellation in accordance with applicable law, provided that the management board of New TopCo at such time neither knows nor reasonably foresees that, following the Back-End Cancellation, New TopCo cannot continue to pay its due and payable debts;

•	Merus and New TopCo shall execute the notarial deed effecting the Back-End Merger no later than 23:59 Central European Time on the Subsequent Closing Date;

•	prior to the Back-End Cancellation Effective Time (as defined below), Purchaser shall make the Back-End Loan (as defined below) to New TopCo; and

•	the Back-End Cancellation shall become effective at 0:30 Central European Time on the date that the Back-End Merger becomes effective (the “Back-End Cancellation Effective Time”);

For the purposes of the Transaction Agreement, (i) the “Back-End Merger” means the legal merger (juridische fusie) of Merus with and into New TopCo, with New TopCo allotting New TopCo Shares A to Minority Shareholders and class B shares of New TopCo to Purchaser in accordance with Sections 2:309 et seq. of the Dutch Civil Code, as contemplated by, and in accordance with, the terms of the merger proposal and accompanying explanatory notes to be filed with the Dutch trade registry and (ii) the “Back-End Loan” means the loan by Purchaser to New TopCo for a principal amount, in cash out of immediately available funds, equal to the product of (i) the number of New TopCo Shares A that will be issued and outstanding immediately prior to the Back-End Cancellation Effective Time and (ii) the Offer Consideration; or

•	If, on or prior to the Subsequent Closing Date, the Article 14b Tax Ruling has not been obtained:

•

if the number of Common Shares collectively owned by Genmab, Purchaser or any of their respective affiliates on the Subsequent Closing Date does not represent at least ninety-five percent (95%) of the issued and outstanding share capital of Merus (the “Back-End Compulsory Acquisition Threshold”), then, promptly following the expiration of the Subsequent Offering Period, (i) Merus shall cause the execution of an amendment to Merus’ articles of association in order to increase, in one or more tranches through the operation of transitional provisions to that effect, Merus’ authorized share capital (maatschappelijk kapitaal) (the “Back-End Articles Amendment”), in such a manner as to permit the issuance, in one or more tranches, of such number of Common Shares by Merus to Purchaser that will result in the Back-End Compulsory Acquisition Threshold being achieved, at an issue price per Common Share equal to the Offer Consideration, against contribution in kind by Purchaser of a subordinated promissory note to be issued by Genmab (or an affiliate of Genmab) in an aggregate principal amount equal to the aggregate number of Common Shares to be so issued, multiplied by the Offer Consideration (the “Back-End Share Issuance”) and (ii) promptly following the execution of the Back-End Articles Amendment, Purchaser and Merus shall effect the Back-End Share Issuance;

•

as promptly as reasonably practicable following the Back-End Share Issuance (if the Back-End Compulsory Acquisition Threshold has not been achieved on the Subsequent Closing Date) or promptly after the Subsequent Offering Period (if the Back-End Compulsory Acquisition Threshold has been achieved on the Subsequent Closing Date), as applicable, Purchaser shall (and Genmab shall cause Purchaser to) commence the compulsory acquisition by Purchaser, Genmab or any of their affiliates, of Common Shares from each Minority Shareholder in accordance with Section 2:92a or article 2:201a of the Dutch Civil Code (Burgerlijk Wetboek) (the “DCC”), as applicable (the “Back-End Compulsory Acquisition”) in exchange for the Court Consideration; and

•

irrespective of whether the Back-End Compulsory Acquisition Threshold has been achieved (or when the Back-End Compulsory Acquisition is commenced), effective promptly following the Delisting (as defined below), Merus shall cause (i) the execution of certain amendments to Merus’ articles of association in accordance with the principles as set forth in the Transaction Agreement and (ii) the conversion of the legal form of Merus into a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (“Back-End Conversion and Amendment”).

Promptly following the expiration of the Subsequent Offering Period, the listing of the Common Shares on The Nasdaq Stock Market LLC (“Nasdaq”) will be terminated, and the Common Shares will be deregistered under the Securities Exchange Act of 1934, as amended, resulting in the cessation of Merus’ reporting obligations to the SEC with respect to the Common Shares.

If Purchaser consummates the Offer and not all issued and outstanding Common Shares are tendered pursuant to the Offer or during the Subsequent Offering Period, then upon consummation of the Back-End Transactions (as defined below), each Common Share held by Minority Shareholders will be either canceled through the Back-End Cancellation (as defined below) or acquired by Purchaser through the Back-End Compulsory Acquisition (as defined below), and each Minority Shareholder will be entitled to receive, for each Common Share held, either (a) in the case of the Back-End Cancellation, an amount in cash equal to the Offer Consideration multiplied by the number of Common Shares held by such Minority Shareholder immediately prior to the Back-End Cancellation, less any applicable withholding taxes, including any Dutch dividend withholding tax (dividendbelasting) due in respect of the Back-End Cancellation, and without interest (the “Back-End Cancellation Consideration”) or (b) in the case of the Back-End Compulsory Acquisition, such amount as determined by the Enterprise Chamber of the Amsterdam Court of Appeals (Ondernemingskamer van het gerechtshof Amsterdam).

(4)

No Dutch dividend withholding tax (dividendbelasting) is applicable to amounts paid for Common Shares tendered in the Offer or during the Subsequent Offering Period or for Common Shares acquired pursuant to the Back-End Compulsory Acquisition. As set out in more detail in Section 6—“Material Dutch Tax Consequences” of the Offer to Purchase, the withholding tax applicable to the Back-End Cancellation Consideration will include a fifteen percent (15%) Dutch dividend withholding tax to the extent the Back-End Cancellation Consideration per New TopCo Share A (a “New TopCo Share A”) exceeds the average paid up capital recognized for Dutch dividend withholding tax purposes of such New TopCo Share A immediately prior to the Back-End Cancellation becoming effective, unless an exemption or reduction of Dutch dividend withholding tax is applicable to any particular holder. Unless any Merus Shareholder who receives New TopCo Shares A as a result of the Back-End Merger demonstrates to New TopCo’s sole satisfaction that such shareholder is entitled to receive its Back-End Cancellation Consideration free of Dutch dividend withholding tax and New TopCo is able to exclude such holder from the tax withholding process, New TopCo will deduct and withhold from the Back-End Cancellation Consideration payable to each such holder such amount of Dutch dividend withholding tax as it is required to deduct and withhold with respect to the making of such payment under Dutch tax law and will remit the amount so deducted and withheld to the DTA. Whether or not you are ultimately liable for such tax or entitled to other relief will depend on your personal circumstances, and, accordingly, if such tax is not ultimately applicable to you or if you are entitled to other relief, you may be able to recover such amounts or claim other relief therefrom. You should consult your own tax advisor to determine the tax consequences (including the application and effect of any Dutch dividend withholding taxes) to you of the Offer, the Subsequent Offering Period and the Back-End Transactions in light of your particular circumstances.

(5)

The Board of Directors of Merus (the “Merus Board”) has unanimously (a) determined that, on the terms and subject to the conditions set forth in the Transaction Agreement, the Transaction Agreement, the Offer, the Back-End Transactions and the other Transactions to be consummated by Merus are in the best interests of Merus and the sustainable success of its business, having considered the interests of its shareholders, employees and other relevant stakeholders, (b) duly authorized and approved the execution and delivery of the Transaction Agreement, the performance by Merus of its obligations under the Transaction Agreement and the consummation by Merus of the Back-End Transactions and the other Transactions to be consummated by Merus, (c) resolved, subject to the Merus Board’s right, in certain circumstances, to effect an Adverse Recommendation Change (as defined in Section 12—“The Transaction Agreements — Transaction Agreement — No Solicitation” of the Offer to Purchase), to support the Offer and the other Transactions, to recommend acceptance of the Offer by Merus Shareholders and to recommend that Merus Shareholders vote for approval and adoption of certain matters to be proposed to the EGM (or a subsequent EGM) as contemplated by the Transaction Agreement, and (d) resolved that Merus shall pursue the Transactions on the terms, and subject to the provisions, of the Transaction Agreement.

(6)	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME ON DECEMBER 11, 2025, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

(7)

Consummation of the Offer is conditioned upon, among other things, (a) the Transaction Agreement not having been terminated in accordance with its terms and (b) the satisfaction or waiver (to the extent permitted by the Transaction Agreement and applicable law) of the following conditions, among other conditions, as of the Expiration Time: (i) that there shall have been validly tendered in accordance with the terms of the Offer, and not properly withdrawn, a number of Common Shares that, together with the Common Shares then owned by Genmab, Purchaser and their respective affiliates, any Common Shares irrevocably and unconditionally (or conditionally only on the Closing having occurred) sold and committed to be transferred, but not yet transferred, to Purchaser in writing, represents at least eighty percent (80%) of Merus’ issued and outstanding share capital (as such threshold may be lowered pursuant to the Transaction Agreement), excluding from both the numerator and denominator of such percentage determination any Common Shares held by Merus in treasury (the “Minimum Condition”); (ii) that no governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any decision, injunction, decree, ruling, law or order that is in effect and enjoins or otherwise prohibits or makes illegal the consummation of the Offer, the Back-End Transactions (or any component thereof), or the other Transactions (the “Legal Restraint Condition”); (iii) that the relevant waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated; (iv) that the Governance Resolutions and the Back-End Transactions Resolutions (each as defined in Section 12—“The Transaction Agreements—The Transaction Agreement—Extraordinary General Meeting Resolutions to Be Adopted” of the Offer to Purchase) shall have been adopted at the EGM or a subsequent EGM, and in each case, shall not have been revoked, modified or amended in any way at any general meeting of Merus held after the date of the EGM or the relevant subsequent EGM, as applicable; (v) that since September 29, 2025, there shall not have occurred any Company Material Adverse Effect (as defined in Section 12—“The Transaction Agreements—The Transaction Agreement—Extraordinary General Meeting Resolutions to Be Adopted” of the Offer to Purchase); and (vi) that the Employee Clearance (as defined in Section 12—“The Transaction Agreements—The Transaction Agreement—Employee Clearance” of the Offer to Purchase) has been obtained.

The Offer is also subject to other conditions as described in the Offer to Purchase. The Offer is not subject to a financing condition. See Section 16—“Conditions of the Offer” of the Offer to Purchase.

(8)

Tendering Merus Shareholders will not be obligated to pay brokerage fees or commissions to the Equiniti Trust Company, LLC (the “Depositary”) or Innisfree M&A Incorporated, which is acting as the information agent for the Offer, or, except as set forth in Instruction 5 of the Letter of Transmittal, transfer taxes on the tender of Common Shares in the Offer. However, U.S. federal income tax backup withholding may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 8 of the Letter of Transmittal.

If you wish to have us tender any or all of the Common Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you instruct us to tender your Common Shares, all such Common Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION TIME.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER CONSIDERATION FOR THE COMMON SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING A PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Common Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, “blue sky” or other laws of such jurisdiction.

INSTRUCTION FORM

with Respect to the

Offer to Purchase

All Issued and Outstanding Common Shares

Merus N.V.

at

$97.00 per Common Share, in cash

Pursuant to the Offer to Purchase, dated October 21, 2025,

by

Genmab Holding II B.V.,

a wholly owned subsidiary of

Genmab A/S

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated as of October 21, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and the Letter of Transmittal that accompanies the Offer to Purchase (the “Letter of Transmittal”), relating to common shares, nominal value €0.09 per share (each, a “Common Share,” and collectively, the “Common Shares”), in the capital of Merus N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands.

This will instruct you to tender the number of Common Shares indicated below, or, if no number is indicated, all Common Shares held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.

The undersigned understands and acknowledges that all questions as to validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares will be determined by Purchaser, in its sole discretion, subject to the rights of tendering Merus shareholders to challenge such determination in a court of competent jurisdiction.

The method of delivery of this document is at the election and risk of the tendering Merus shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time (as defined in the Offer to Purchase).

NUMBER OF COMMON SHARES TO BE TENDERED(1)
SIGN HERE
Common Shares
(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification or Social Security Number

(1)	Unless otherwise indicated, it will be assumed that all of your Common Shares are to be tendered.